Exhibit 5.1

February 12, 2024

Norton Rose Fulbright US LLP
1301 McKinney Street, Suite 5100
Houston, Texas 77010-3095
Nauticus Robotics, Inc.	United States
17146 Feathercraft Lane, Suite 450
Webster, Texas 77598	Tel +1 713 651 5151
Fax +1 713 651 5246

nortonrosefulbright.com

Re:	Registration and Issuance of Securities of Nauticus Robotics, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Nauticus Robotics, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of an indeterminate amount of (a) common stock, par value $0.0001 per share, of the Company (the “Common Stock”), (b) preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock” and, together with the Common Stock, the “Company Stock”), in one or more series, which may be convertible into or exchangeable for Common Stock, (c) depositary shares representing an interest in a fractional share or multiple shares of Preferred Stock (the “Depositary Shares”), (d) warrants to purchase Common Stock or Preferred Stock (the “Warrants”), (e) rights to purchase Company Stock or Warrants (the “Rights”), and (f) units that include Company Stock, Depositary Shares, Warrants, Rights, or any combination thereof (the “Units” and, collectively with the Company Stock, Depositary Shares, Warrants, and Rights, the “Securities”), having an aggregate initial offering price not to exceed $30,000,000, and each on terms to be determined at the time of its offering.

We also have participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) to which this letter is an exhibit. The Securities will be offered in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the Prospectus (each, a “Prospectus Supplement”). Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in the Prospectus.

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In rendering the opinions set forth below, we have examined and relied upon: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Second Amended and Restated Certificate of Incorporation effective as of September 9, 2022 (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws dated as of May 11, 2023 (the “Bylaws”); (iii) resolutions of the Board of Directors of the Company (the “Board”) relating to the Registration Statement; and (iv) such corporate documents, records, certificates, and other instruments, documents, and writings as we considered appropriate for purposes of the opinions expressed in this letter. In addition, we reviewed such questions of law as we considered appropriate to enable us to render the opinions expressed in this letter. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our review of corporate documents, records, certificates, and other instruments, documents, and writings, we have made no independent investigation of such facts and we have relied in certain cases upon certificates and other communications of officers and employees of the Company without further investigation as to the facts set forth in such certificates and communications.

In connection with rendering the opinions expressed in this letter, we have assumed that:

(i) all information contained in all documents reviewed by us is true, correct, and complete;

(ii) all signatures on all documents examined by us are genuine and each individual who signed any of those documents had legal capacity and authority to do so;

(iii) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the authentic originals of those documents and all documents examined by us are duly authorized, executed, and delivered by the parties thereto (other than the Company);

(iv) the Certificate of Incorporation and Bylaws will not have been amended in any manner that would affect any legal conclusion set forth in this letter, and any certificate of designations in respect of Preferred Stock will be in conformity therewith and with applicable law;

(v) the consideration paid for any shares of Company Stock will comply with the Delaware General Corporation Law, as amended (the “DGCL”), as applicable, and any successor statute(s);

(vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act;

(vii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby;

(viii) all Securities will be offered and sold in compliance with applicable federal and state securities laws and in the form and manner and on the terms specified in the Registration Statement and the applicable Prospectus Supplement;

(ix) with respect to Securities to be offered through an agent, underwriter, or dealer, or to or through a market maker, the form, terms, and conditions of a definitive purchase, placement, agency, underwriting, or similar agreement with respect to any Securities or, with respect to Securities to be sold by the Company directly to investors in privately negotiated transactions, the form, terms, and conditions of such agreement with respect to such Securities, will have been duly authorized and validly executed and delivered by the parties thereto (other than the Company);

(x) in the case of shares of Company Stock, the Board will have taken all necessary corporate action to approve the issuance of the Company Stock;

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(xi) in the case of shares of Preferred Stock of any series, the Board will have taken all necessary corporate action to designate and establish the terms of such series and will have caused a certificate of designations with respect to such series to be prepared and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and the terms of such series will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(xii) in the case of Warrants: (A) the Board will have taken all necessary corporate action to authorize the creation of and the terms of such Warrants and the issuance of the Securities to be issued pursuant thereto and to approve the warrant agreement relating thereto; (B) such warrant agreement will have been duly executed and delivered by the warrant agent thereunder appointed by the Company, if any; (C) each person signing such warrant agreement will have the legal capacity and authority to do so; (D) neither such Warrants nor such warrant agreement will include any provision that is unenforceable, that violates any applicable law, or results in a default under or breach of any agreement or instrument binding upon the Company; (E) the terms of such Warrants and such warrant agreement and the issuance and sale of the Warrants will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; and (F) such Warrants or certificates representing such Warrants will have been duly executed, countersigned, registered, and delivered by the parties thereto (other than the Company) in accordance with the provisions of such warrant agreement;

(xiii) in the case of Depositary Shares, any depositary agreement with respect to the Depositary Shares will have been duly authorized and validly executed and delivered by the parties thereto (other than the Company) and each person signing such depositary agreement will have the legal capacity and authority to do so;

(xiv) in the case of Rights: (A) the Board will have taken all necessary corporate action to authorize the creation of and the terms of such Rights and the issuance of the Securities to be issued pursuant thereto and to approve the rights or subscription agreement relating thereto; (B) such rights or subscription agreement will have been duly executed and delivered by the rights or subscription agent thereunder appointed by the Company, if any; (C) each person signing such rights or subscription agreement will have the legal capacity and authority to do so; (D) neither such Rights nor such rights or subscription agreement will include any provision that is unenforceable, that violates any applicable law, or results in a default under or breach of any agreement or instrument binding upon the Company; (E) the terms of such Rights and such rights or subscription agreement and the issuance and sale of the Rights will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; and (F) such Rights or certificates representing such Rights will have been duly executed, countersigned, registered, and delivered by the parties thereto (other than the Company) in accordance with the provisions of such rights or subscription agreement;

(xv) certificates representing shares of Company Stock will have been duly executed, countersigned, registered, and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of the Company, by the parties thereto (other than the Company), in each case, in accordance with the provisions of the Certificate of Incorporation and Bylaws;

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(xvi) there will be sufficient shares of Common Stock or Preferred Stock authorized under the Certificate of Incorporation and not otherwise issued or reserved for issuance;

(xvii) the purchase price for Company Stock payable to the Company or, if such shares are issuable on the conversion, exchange, redemption, or exercise of another Security, the consideration payable to the Company for such conversion, exchange, redemption, or exercise, will not be less than the par value of such shares, or the lesser of such purchase price or such consideration, as the case may be, or the amount of such purchase price or such consideration, as the case may be, timely determined by the Board to constitute the stated capital applicable to such shares, in the case of shares of Preferred Stock;

(xviii) at the time of execution, countersignature, issuance, and delivery of the Unit agreements, such Unit agreements will have been duly authorized and validly executed and delivered by the parties thereto (other than the Company) and each person signing such Unit agreements will have the legal capacity and authority to do so;

(xix) any Securities issuable upon conversion, exchange, or exercise of any Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, or exercise;

(xx) at or prior to the issuance of any Securities, the Board will not have rescinded or modified the authorization of such Securities; and

(xxi) neither the establishment of any terms of any of the Securities after the date hereof nor the issuance and delivery of, or the performance of the Company’s obligations under, such Securities will require any authorization, consent, approval, or license of or exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department, or other authority (a “Governmental Approval”), or violate or conflict with, result in a breach of, or constitute a default under, (A) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of their respective properties may be bound, (B) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of their respective properties, (C) any order, decision, judgment, or decree that may be applicable to the Company or any of its affiliates or any of their respective properties, or (D) any applicable law (other than the laws described in the penultimate paragraph of this letter, in each case as in effect on the date hereof).

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1. With respect to the Common Stock, when (a) the Company has taken all necessary action to approve the issuance of the Common Stock, the terms of the offering, and related matters, and (b) the Common Stock has been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting, or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, then the Common Stock will be validly issued, fully paid, and nonassessable.

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2. With respect to the Preferred Stock, when (a) the Company has taken all necessary action to approve the issuance of the Preferred Stock, the terms of the offering and related matters, including the adoption of a certificate of designations relating to any Preferred Stock and the filing of the certificate of designations with the Secretary of State of the State of Delaware, and (b) the Preferred Stock has been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, then the Preferred Stock will be validly issued, fully paid, and nonassessable.

3. With respect to the Depositary Shares, when (a) the terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with applicable law, (b) the Board has taken all necessary corporate action to approve the issuance and terms of the Depositary Shares, the terms of the offering thereof, and related matters, (c) the deposit agreement relating to the Depositary Shares has been duly authorized and validly executed and delivered by the parties thereto, and (d) the Preferred Stock that is represented by the Depositary Shares has been duly issued and delivered to the depository, and depositary receipts evidencing the Depositary Shares have been duly issued against the deposit of Preferred Stock in accordance with the deposit agreement, then the depositary receipts will be validly issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms of the depositary receipts and the deposit agreement.

4. With respect to the Warrants, when (a) the Board has taken all necessary corporate action to approve the creation of and the issuance and terms of the Warrants, the terms of the offering thereof, and related matters, (b) a warrant agreement and any other agreements relating to the Warrants have been duly authorized and validly executed and delivered by the Company and the warrant agent appointed by the Company, if any, and (c) the Warrants or certificates representing the Warrants have been duly executed and delivered in accordance with the applicable warrant agreement, any other agreements relating to the Warrants, and the applicable definitive purchase, underwriting, or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, then the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. With respect to the Rights, when (a) the Board has taken all necessary corporate action to approve the creation of and the issuance and terms of the Rights, the terms of the offering thereof, and related matters, (b) a rights or subscription agreement and any other agreements relating to the Rights have been duly authorized and validly executed and delivered by the Company and the rights or subscription agent appointed by the Company, if any, and (c) the Rights or certificates representing the Rights have been duly executed and delivered in accordance with the applicable rights or subscription agreement, any other agreements relating to the Rights, and the applicable definitive purchase, underwriting, or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, then the Rights will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

6. With respect to the Units, when (a) the Board has taken all necessary corporate action to approve and establish the terms of the Units and to authorize and approve the issuance thereof, the terms of the offering thereof, and related matters, (b) a unit agreement for the Units has been duly authorized and validly executed and delivered by the parties thereto, and (c) the Units have been duly executed and delivered in accordance with the unit agreement and the applicable definitive purchase, underwriting, or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, then the Units will be duly authorized and validly issued and will constitute valid and legally binding obligations of the Company enforceable against it in accordance with their terms.

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Our opinions in paragraphs 1, 2, 3, 4, 5, and 6 above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), receivership, conservatorship, arrangement, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity or public policy (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief, or any other equitable remedy, and (b) concepts of materiality, reasonableness, good faith, and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. The opinions expressed above are also subject to possible judicial action giving effect to governmental actions or foreign laws relating to or affecting creditors’ rights.

We express no opinions concerning: (a) any provision that relates to severability or separability or purports to require that all amendments, supplements, or waivers be in writing; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the applicable provisions of the DGCL (including the statutory provisions and reported judicial decisions interpreting the foregoing) and applicable federal laws of the United States of America, and we are expressing no opinion as to the applicability or effect of the laws of any other jurisdiction, domestic or foreign. We express no opinion as to any matter other than as set forth in this letter, and no other opinion may be inferred or implied. Our opinion is given as of the date of this letter, and we undertake no, and disclaim any, obligation to advise you of any change in any matter set forth in this letter.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP